EXHIBIT 10.72
CLIFFS NATURAL RESOURCES INC. 2012 INCENTIVE EQUITY PLAN

PERFORMANCE SHARE AWARD MEMORANDUM

Employee:	PARTICIPANT NAME

Date of Grant:	GRANT DATE

Number of Shares Subject to Award:	SHARES GRANTED

Incentive Period:
January 1, 2013 – December 31, 2015 Date Vested: December 31, 2015

Additional terms and conditions of your Award are included in the Performance Share Award Agreement. As a condition to your receipt of Shares, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 90 calendar days of your Date of Grant. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award may be forfeited and immediately terminate.
Note: Article 3.1 of the Employee Performance Share Award Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions.

CLIFFS NATURAL RESOURCES INC. 2012 INCENTIVE EQUITY PLAN

Performance Share Award Agreement

This Performance Share Award Agreement (the “Agreement”) is between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and you, the person named in the Award Memorandum (the "Participant") who is an employee of the Company or Subsidiary of the Company. For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs Participant on the applicable date. This Agreement is effective as of the Date of Grant set forth in the Award Memorandum.
The Company wishes to award to Participant Performance Shares representing the opportunity to earn shares of the Company’s common stock, $.125 par value (the “Shares”), subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (the “Plan”). All capitalized terms not defined in this Agreement shall have the same meaning as set forth in the Plan. See Article 1 of the Plan for a list of defined terms.
In the event of a conflict between the terms of this Agreement, the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.
ARTICLE 1.
Definitions
All terms used herein with initial capital letters shall have the meanings assigned to them in the Plan and the following additional terms, when used herein with initial capital letters, shall have the following meanings:

1.1    "Incentive Period" shall be the time period as set forth in the Performance Share Award Memorandum.

1.2    “Market Value Price” shall mean the latest available closing price of a Share of the Company or the latest available closing price per share of a common share of each of the entities in the Peer Group, as the case may be, on the New York Stock Exchange or other recognized market if the stock does not trade on the New York Stock Exchange at the relevant time.
1.3    “Peer Group” shall mean the group of companies, as more particularly set forth on attached Exhibit A, against which the Relative Total Shareholder Return of the Company is measured over the Incentive Period.

1.4    “Performance Objectives” shall mean for the Incentive Period the predetermined objectives of the Company with respect to the Relative Total Shareholder Return goal established by the Committee and reported to the Board, as more particularly set forth on attached Exhibit B.

1.5    “Performance Shares Earned” shall mean the number of Shares of the Company (or cash equivalent) earned by a Participant following the conclusion of an Incentive Period in which one or more of Company Performance Objectives was met at the “Threshold” level or a higher level, as determined under Section 2.3.

1.6    “Relative Total Shareholder Return” shall mean for the Incentive Period the Total Shareholder Return of the Company compared to the Total Shareholder Return of the Peer Group, as more particularly set forth on attached Exhibit C.

1.7     “Share Ownership Guidelines” shall mean the Cliffs Natural Resources Inc. Directors’ and Officers’ Share Ownership Guidelines, as amended from time to time, which encourage such Directors and Officers to hold a meaningful stake in the Company.

1.8     “Total Shareholder Return” or “TSR” shall mean for the Incentive Period the cumulative return to shareholders of the Company and to the shareholders of each of the entities in the Peer Group during the Incentive Period, measured by the change in Market Value Price per share of a Share of the Company plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period and the change in the Market Value Price per share of the common share of each of the entities in the Peer Group plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period, determined on the last business day of the Incentive Period compared to a base measured by the average Market Value Price per share of a Share of the Company and of a common share of each of the entities in the Peer Group on the last business day of the year immediately preceding the Incentive Period. Dividends (or other distributions, excluding franking credits) per share are assumed to be reinvested in the applicable stock on the last business day of the quarter during which they are paid at the then Market Value Price per share, resulting in a fractionally higher number of shares owned at the market price.

ARTICLE 2.
Grant and Terms of Performance Shares

2.1    Grant of Performance Shares. Pursuant to the Plan, the Company, by action of the Committee, has granted to Participant the number of Performance Shares as specified in the Award Memorandum, with dividend equivalents, effective as of the Date of Grant.

2.2    Issuance of Performance Shares. The Performance Shares covered by this Agreement and these terms and conditions shall only result in the issuance of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion), if at all, only after the completion of the Incentive Period and only if such Performance Shares are earned as provided in Section 2.3.

2.3    Performance Shares Earned. Performance Shares Earned, if any, shall be based upon the degree of achievement of the Company Performance Objectives, all as more particularly set forth in Exhibit B, with actual Performance Shares Earned interpolated between the performance levels shown on Exhibit B, as determined and certified by the Committee as of the end of the Incentive Period. In no event, shall any Performance Shares be earned with respect to achievement by the Company in excess of the allowable maximum as established under the Performance Objectives.

2.4    Calculation of Payout of Performance Shares. Subject to Section 2.6, the Performance Shares granted shall become Performance Shares Earned based on the degree of achievement of the Performance Objectives established for the Incentive Period. The percentage level of achievement determined for the Performance Objective shall be multiplied by the number of Performance Shares granted to determine the actual number of Performance Shares Earned, rounded down to the nearest whole Performance Share. The calculation as to whether the Company has met or exceeded the Performance Objectives shall be determined and certified by the Committee in accordance with the Grant and these terms and conditions.

2.5    Payment of Performance Shares.

(a)    The Payment of Performance Shares Earned shall be made in the form of Shares (or cash or a combination of Shares and cash, as decided by the Committee in its sole discretion), and shall be paid after the determination and certification by the Committee of the level of attainment of the Performance Objectives (the calculation of which shall have been previously reviewed by an independent accounting professional), but in any event no later than 2 ½ months after the end of the Incentive Period. In the event that all or any portion of the Performance Shares Earned shall be paid in cash, the cash equivalent of one Performance Share Earned shall be equal to the Fair Market Value of the one share of common stock of the Company on the last trading day of the Incentive Period. Notwithstanding the foregoing, no Performance Shares granted hereunder may be paid in cash in lieu of Shares to any Participant who is subject to the Share Ownership Guidelines unless and until such Participant is either in compliance with, or no longer subject to, such Share Ownership Guidelines; provided, however, that the Committee may withhold Shares to the extent necessary to satisfy income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related item withholding requirements, as described in Section 5.3. In addition, the Committee may restrict 50% of the Shares to be issued in satisfaction of the total Performance Shares Earned, before income tax withholding, so that they cannot be sold by Participant unless immediately after such sale the Participant is in compliance with the Share Ownership Guidelines that are applicable to the Participant at the time of sale.

(b)    Any payment of Performance Shares Earned to a deceased Participant shall be paid to the estate of the Participant, unless the Participant files a completed Designation of Death Beneficiary with the Company in accordance with its procedures.

(c)    Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Performance Shares Earned to the Participant. The Performance Shares covered by the Grant and these terms and conditions that have not yet been earned as Performance Shares Earned, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of descent and distribution, or in accordance with Section 2.5(b).

2.6        Death, Disability, Retirement, or Other.

(a)    With respect to Performance Shares granted to a Participant whose employment is terminated because of the Participant’s death or Disability, the Participant shall vest 100% at target performance level in the Performance Shares so granted and shall be paid at the time specified in Section 2.5(a), regardless of the actual degree of achievement otherwise calculated in accordance with Section 2.4. All payments due hereunder because of a termination of employment due to death or Disability will be paid at the end of the applicable Incentive Period, as set forth in the Performance Share Award Memorandum, and in accordance with the principles set forth in Section 2.5(a). Payment will not be accelerated upon the Participant's death or Disability.

If employment is terminated because of Retirement or terminated by the Company without Cause, the Participant shall receive at the time specified in Section 2.5(a) as Performance Shares Earned the number of Performance Shares as is determined after the end of the Incentive Period under Sections 2.3 and 2.4, prorated based upon the number of full months between the Date of Grant and the date the Participant ceased to be employed by the Company compared to the number of months in the Incentive Period. All prorated payments due hereunder because of a termination because of Retirement or termination by the Company without Cause will be paid at the end of the applicable Incentive Period, as set forth in the Performance Share Award Memorandum, and in accordance with the principles set forth in Section 2.5(a). Payment will not be accelerated upon the Participant's Retirement or termination without Cause.

(b)    In the event a Participant voluntarily terminates employment prior to the end of the Incentive Period or is terminated by the Company with Cause prior to the date of payment of Performance Shares Earned, the Participant shall forfeit all rights to any Performance Shares that would have been earned under the Agreement.

ARTICLE 3.
Other Terms and Conditions

3.1    Non-Compete and Confidentiality.

(a)    A Participant shall not render services for any organization or engage directly or indirectly in any business that is a competitor of the Company or any Affiliate of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Affiliate of the Company or distribute any secret or confidential information belonging to the Company or any Affiliate of the Company.

(b)    Failure to comply with subsection (a) above will cause a Participant to forfeit the right to Performance Shares and require the Participant to reimburse the Company for the taxable income received on Performance Shares that become payable to the Participant.

3.2    Change in Control. In the event a Change in Control occurs, all Performance Shares granted to a Participant for Incentive Periods which have not ended before the Change in Control shall, notwithstanding any preceding provisions of this Agreement and conditions to the contrary, immediately become Performance Shares Earned at target performance level on a one-to-one basis regardless of the actual achievement of the Performance Objectives. All Performance Shares, if any, granted to a Participant for an Incentive Period which ended before the Change in Control, and which have not been paid in accordance with Section 2.5, will be deemed to be Performance Shares Earned to the extent and only to the extent that they became Performance Shares Earned as of the end of the Incentive Period based upon the Performance Objectives for the Incentive Period. The value of all Performance Shares Earned, including ones for Incentive Periods which have already ended, shall be paid in cash based on the Fair Market Value of the Shares determined on the date the Change in Control occurs. All payments with respect to Performance Shares shall be made within 10 days of the Change in Control.

ARTICLE 4.
Acknowledgements

4.1    Acknowledgments. In accepting the Award, Participant acknowledges, understands and agrees to the following:

(a)    The Plan is established voluntarily by the Company, it is discretionary in     nature and it may be modified, amended, suspended or terminated by the     Company at any time, to the extent permitted by the Plan;

(b)
The grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past;

(c)	All decisions with respect to future Performance Shares or other grants, if any, will be at the sole discretion of the Company;

(d)	The Participant’s participation in the Plan is voluntary;

(e)
The Performance Share award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary and shall not interfere with the ability of the Company, or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(f)	The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g)
No claim or entitlement to compensation or damages shall arise from forfeiture of any Performance Shares resulting from the Participant ceasing to provide employment or other services to the Company or a Subsidiary (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Performance Shares to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, and the Participant waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(h)	Neither the Plan nor the Performance Shares shall be construed to create an employment relationship where any employment relationship did not otherwise already exist;

(i)	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Performance Shares;

(j)
The Performance Shares and the Shares subject to the Restricted Share Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and

(k)
The Company reserves the right to impose other requirements on participation in the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or other applicable rules or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ARTICLE 5.
General Provisions

5.1    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Agreement and these terms and conditions, the Company shall not be obligated to issue any Shares pursuant to the Agreement and these terms and conditions if the issuance or payment thereof would result in a violation of any such law; provided, however, that the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.

5.2    Dividend Equivalents. During the period beginning on the Date of Grant and ending on the date that Performance Shares are paid in accordance with Section 2.5, the Participant will be entitled to dividend equivalents on Performance Shares Earned equal to the cash dividend or distribution that would have been paid on the Performance Shares Earned had the Performance Shares Earned been an issued and outstanding Share on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Performance Shares to which they relate, and (ii) will be denominated and payable solely in cash.

5.3    Withholding Taxes. The provisions of Article 18.3 of the Plan shall apply to the extent that the Company or Subsidiary is required to withhold income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan in connection with the Participant’s Performance Shares (or dividend equivalents, if any), unless as otherwise specified in the Appendix to this Agreement, including, without limitation, any tax liability associated with the grant or vesting of the Performance Shares or sale of the underlying Shares (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company or Subsidiaries' actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s sole responsibility and liability. The Participant acknowledges that the Company’s obligation to issue or deliver Shares or pay cash shall be subject to satisfaction of the Tax Liability. Unless otherwise determined by the Company, withholding obligations shall be satisfied by having the Company or one if its Subsidiaries withhold all or a portion of any Shares that otherwise would be issued or cash payable to the Participant upon settlement of the vested Performance Shares; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one of its Subsidiaries may also satisfy the Tax Liability by deduction from the Participant’s wages or other cash compensation paid to the Participant. If the Company does not elect to have withholding obligations satisfied by either withholding Shares, from the cash payable, or by deduction from the Participant's wages or other compensation paid to the Participant, the Participant agrees to pay the Company or Subsidiary the amount of the Tax Liability in cash (or by check) as directed by the Company or Subsidiary.

5.4    Continuous Employment. For purposes of this Agreement, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have separated from service with the Company, by reason of the transfer of his employment among the Company or Subsidiaries or an approved leave of absence, unless otherwise indicated in the Plan.

5.5    Relation to Other Benefits. Any economic or other benefit to the Participant under the Agreement and these terms and conditions or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or Subsidiary.

5.6    These Terms and Conditions Subject to Plan. The Performance Shares granted under the Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan, a copy of which is available upon request.

5.7    Transferability. Except as otherwise provided in the Plan, the Performance Shares are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by law or otherwise) any Performance Shares shall be null and void.

5.8    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Performance Share award materials by and among, as applicable, the Company or Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company or Subsidiary may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Performance Shares or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to the Company’s broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients’ use of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Company’s broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participants’ participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view their respective Data, request additional information about the storage and processing of their Data, require any necessary amendments to their Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Performance Shares or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

5.9    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law including Internal Revenue Code Section 409A, no amendment to this Agreement shall materially and adversely affect the rights of the Participant without the Participant’s written consent.

5.10    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

5.11    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares by electronic means. By accepting this Award of Performance Shares, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

5.12    Appendix to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Performance Shares shall be subject to such special terms and conditions for the Participant's country of residence (and country of employment, if different), as are set forth in the appendix to this Agreement (the “Appendix”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Performance Shares to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Performance Shares and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate a transfer). In all circumstances, the Appendix shall constitute part of this Agreement.

5.13    Headings. Headings are given to the Articles of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

5.14    Governing Law. This Agreement is governed by, and subject to, the laws of the State of Ohio, without regard to the conflict of law provisions, as provided in the Plan.

[Acceptance Page Contained in Exhibit D]

EXHIBITS

Exhibit A        Peer Group
Exhibit B        Performance Objectives
Exhibit C        Relative Total Shareholder Return
Exhibit D        Electronic Acceptance

Exhibit A
PEER GROUP
(2013 – 2015)
The Peer Group will be the constituents as defined by the SPDR Metals and Mining ETF Index on the last day of trading of the Incentive Period. Any constituent that underwent a restructuring or similar structural change or event resulting in a significant distortion of performance results for the Incentive Period will be excluded from the Peer Group, where applicable.

The value of the stock of a Peer Group company will be determined in accordance with the following:

1.	If the stock is listed on an exchange in the U.S. or Canada, then the value on such exchange will be used;

2.	Otherwise, if the stock is traded in the U.S. as an American Depositary Receipt, then the value of the ADR will be used; or

3.	Otherwise, the value on the exchange in the country where the company is headquartered will be used.

Exhibit B
PERFORMANCE OBJECTIVES
(2013 – 2015)
The Performance Objective of the Company is based on Relative Total Shareholder Return (share price plus reinvested dividends) over the three-year Incentive Period from January 1, 2013 to December 31, 2015. Achievement of the Relative Total Shareholder Return objective shall be determined by the Total Shareholder Return of the Company relative to the Peer Group, interpolating where necessary. Achievement shall be determined against the scale set forth in the Table Below:

	Performance Level
Performance Factor	Threshold	Target	Maximum

Relative TSR	35th percentile	55th percentile	75th percentile
Payout For Relative TSR	50%	100%	200%

Exhibit C
RELATIVE TOTAL SHAREHOLDER RETURN
(2013 – 2015)
Relative Total Shareholder Return for the Incentive Period is calculated as follows:

1.
The Total Shareholder Return as defined in Section 1.8 of these terms and conditions for the Incentive Period for the Company shall be compared to the Total Shareholder Return for each of the entities within the Peer Group for the Incentive Period. The results shall be ranked to determine the Company’s Relative Total Shareholder Return percentile ranking compared to the Peer Group.

2.	The Company’s Relative Total Shareholder Return for the Incentive Period shall be compared to the Relative Total Shareholder Return Performance target range established for the Incentive Period.

3.	The Relative Total Shareholder Return performance target range has been established for the 2013 - 2015 Incentive Period as follows:

Performance Level	2013 2015 Relative Total Shareholder Return Percentile Ranking

Maximum	75th Percentile
Target	55th Percentile
Threshold	35th Percentile

Exhibit D
ELECTRONIC ACCEPTANCE
Acceptance by Participant
By selecting the “Accept Grant” box on the website of the Company’s administrative agent, the Participant acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.
IF I FAIL TO ACKNOWLEDGE ACCEPTANCE OF THE AWARD WITHIN NINETY (90) DAYS OF THE DATE OF GRANT SET FORTH IN THE AGREEMENT, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED.

PARTICIPANT NAME	ACCEPTANCE DATE
Participant Name	Date
ELECTRONIC SIGNATURE
Participant Signature

APPENDIX FOR NON-U.S. PARTICIPANTS
ADDITIONAL TERMS AND CONDITIONS TO AGREEMENT

This Appendix includes the following additional terms and conditions that govern the Participant’s Performance Share Award for all Participants that reside and/or work outside of the United States.

Notifications
This Appendix also includes notifications regarding exchange controls and other regulatory issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information herein is based on the securities, exchange control and other laws in effect in the respective countries as of January 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Performance Shares vest, or the Shares are delivered or cash paid in settlement of the Performance Shares, or the Participant sells any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company, its Subsidiaries or Affiliates, nor the Company’s stock plan administrator (“Administrator”) is in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country of residence and/or work may apply to the Participant’s situation.
Finally, if the Participant transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes following the Date of Grant, the notifications contained herein may not be applicable to the Participant, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Performance Share, be drawn up in English. If the Participant has received this Agreement, the Plan or any other Agreement rules, procedures, forms or documents related to the Performance Share award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise provided herein.

Compliance with Laws; Repatriation. The Participant agrees, as a condition of the grant of the Performance Share award, to repatriate all payments attributable to the Performance Share and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents (if any), and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to the Participant. The Company, Subsidiaries, Affiliates and the Administrator reserve the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Shares and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company, its Subsidiaries or Affiliates or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.

Private Placement. The grant of the Performance Shares is not intended to be a public offering of securities in the Participant’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Performance Shares is not subject to the supervision of the local securities authorities.

Responsibility for Taxes & Withholding. Regardless of any action the Company or any of its Subsidiaries or Affiliates takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or any of its Subsidiaries or Affiliates. The Participant further acknowledges that the Company and/or its Subsidiaries or Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Performance Shares, including, but not limited to, the grant, vesting or settlement of the Performance Shares, the issuance of Shares or cash upon settlement of the Performance Shares, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents (if any); and (2) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that Company and/or its Subsidiaries or Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries or Affiliates to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or its Subsidiaries or Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	Withholding in Shares to be issued or cash to be paid upon vesting/settlement of the Performance Shares; or

(b)	Withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or its Subsidiaries or Affiliates; or

(c)
Withholding from proceeds of the Shares acquired upon vesting/settlement of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).

To avoid negative accounting treatment, the Company and/or its Subsidiaries or Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares attributable to the vested Performance Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

Finally, the Participant shall pay to the Company and/or its Subsidiaries or Affiliates any amount of Tax-Related Items that the Company and/or its Subsidiaries or Affiliates may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

Terms and Conditions Applicable to Australia

Securities Law Notice. If the Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice as to his or her disclosure obligations prior to making any such offer.
Terms and Conditions Applicable to Canada

Use of English Language. The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Resale Restriction. The Participant is permitted to sell the Shares acquired upon vesting through the designated broker appointed under the Plan, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of the stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.

Termination Date. The Participant ceases to be employed with the Company or its Subsidiaries or Affiliates on the later of (i) the date that is the last day of any statutory notice of termination period applicable to the Participant pursuant to applicable employment standards legislation, and (ii) the date that is designated by the Company or any Subsidiary or Affiliate as the last day of the Participant’s employment with the Company or any Subsidiary or Affiliate. The date that the Participant ceases to be employed by the Company, Subsidiary or Affiliate specifically does not mean the date on which any period of reasonable notice that the Company or any Subsidiary or Affiliate may be required at law to provide to the Participant expires.

Performance Shares Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of Performance Shares does not provide any right for the Participant to receive a cash payment, and the Performance Shares are payable in Shares only.

Terms and Conditions Applicable to Chile

Private Placement. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Performance Shares hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of the local securities authorities.

Terms and Conditions Applicable to China

Award Conditioned on Satisfaction of Regulatory Obligations. If the Participant is a national of the Peoples’ Republic of China (“PRC”), the grant of Performance Shares is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan and the participation of PRC nationals employed by the Company or its Subsidiaries, as determined by the Company in its sole discretion.

Settlement in Cash. Notwithstanding any provision in the Agreement or Plan to the contrary, Performance Shares will be settled in the form of a local cash payment unless, at the time of delivery, Share settlement does not trigger the need for any approval from and/or filing with SAFE.

Terms and Conditions Applicable to Japan

No country specific terms and conditions for Japan.